Exhibit 99.1

News Release

World Headquarters

358 Hall Avenue

P.O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

AMPHENOL CORPORATION

ANNOUNCES PRICING OF $600 MILLION OF SENIOR NOTES

Wallingford, Connecticut.  October 29, 2009.  Amphenol Corporation (NYSE-APH) announced today the pricing of its offering of $600 million aggregate principal amount of senior notes due 2014 (the “Notes”).  The Notes will have an interest rate of 4.75% per annum and are being issued at a price equal to 99.813% of their face value.  The closing of the offering is expected to occur on November 5, 2009, subject to customary closing conditions.

The Company intends to use all of the net proceeds from the offering to repay amounts outstanding under its revolving credit facility.

Banc of America Securities LLC and J.P. Morgan Securities Inc. are acting as active book-running managers, and Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC are acting as passive book-running managers, for the offering.

The Notes are being offered pursuant to the Company’s effective shelf registration statement on file with the Securities and Exchange Commission.  A prospectus supplement and accompanying prospectus describing the terms of this offering will be filed with the Securities and Exchange Commission.  When available, copies of the prospectus supplement and accompanying prospectus for the offering may be obtained from Banc of America Securities LLC by calling toll-free (1-800-294-1322) or e-mailing (dg.prospectus_distribution@bofasecurities.com); or J.P. Morgan Securities Inc. by calling collect (212-834-4533).

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Notes, nor will there be any sale of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful.  Any offer, solicitation or sale of the Notes will be made only by means of the prospectus supplement and the accompanying prospectus.

This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

About Amphenol Corporation

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe, Asia and Africa and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth segments of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Forward-Looking Statements

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to (Part I, Item 1A) of the Company’s Form 10-K for the year ended December 31, 2008 for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

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